  EXHIBIT 99.1

 FOR IMMEDIATE RELEASE

Timberline Drills Significant Oxide Gold at the Oswego

 Target, Eureka Project, Nevada

Coeur d’Alene, Idaho – May 11, 2022 – Timberline Resources Corporation (OTCQB: TLRS; TSX-V: TBR) (“Timberline” or the “Company”) is pleased to report additional results from the 2021 drilling program at its 100%-controlled Eureka Project in Nevada. The Company tested the Oswego Target with nine reverse circulation (RC) holes totaling 767 meters after successful completion of the Water Well drilling program immediately to the west (see Figure 1 and news releases dated February 24, March 9, and March 24, 2022).

Several of the drill holes at Oswego encountered significant near-surface gold mineralization, much of which appears to be oxided, based on preliminary analyses. The most significant new gold intercepts in these holes include:

•	35.1m at 2.32 g/t gold (oxide) from 6.1m depth in BHSE-213, including 19.8m at 3.93 g/t gold from 7.6m depth;
•	13.7m at 1.31 g/t gold from 3.0m depth in BHSE-215, including 6.1m at 2.49 g/t gold from 9.1m depth; and
•	9.1m at 1.72 g/t gold from surface and 12.2m at 1.22 g/t gold from 15.2m depth in BHSE-214.

Patrick Highsmith, Timberline’s President and CEO commented, “We are very excited about the results of Timberline’s first drilling at Oswego. The program demonstrated the depth extent of the surface gold showing and confirmed the presence of higher-grade gold along the Oswego structure and in the adjoining wallrocks. We see a big-picture symmetry of high-grade gold mineralization flanking the IP anomaly on both sides. The Lookout-Water Well Zone-Oswego corridor may be one large mineral system connected at depth. There are many exciting targets to test. We will re-start drilling at the Water Well Zone later in May, and plan to drill more at Oswego this summer.”

The Oswego Target was identified by historical reports of high-grade surface sampling and shallow drilling in the early 1990s, but the area had seen no systematic exploration since then. The objective of the 2021 drilling was to test for downdip continuation of the high-grade surface sampling reported historically and confirmed by Timberline (see Company news release dated December 6, 2021). Drill hole BHSE-213 intercepted 35.1m of strong mineralization along the Trench Fault beginning only 6.1m below surface. This result generally confirms and improves upon a historical drill hole in the area (See Figure 2). The Trench Fault has been mapped by Timberline geologists as a splay of the major Dugout Tunnel Fault (DTF) zone. The structure dips steeply to the west and down-drops younger rocks on the west against the older Eldorado Dolomite on the east. Timberline geologists believe that favorable units such as the Secret Canyon and Ninemile Formations are cut by this fault and may host gold mineralization at surface and at depth (see Figure 3). The Ordovician-aged Ninemile Formation is a prolific host of gold at the Ruby Hill Mine (i80 Gold Corp.) in the north of the Eureka district.

Timberline cautions that proximity or similar geology to an active or past-producing mine does not indicate that mineralization will occur on Timberline’s property, and if present, that it will occur in sufficient quantity or grade that would be economic to mine. The preceding information is provided for context and as an element of the prospectivity analysis of the Oswego Target.

Geology and Potential of the Oswego Target

The Oswego Target lies approximately 1.0 km from the eastern margin of the Water Well Zone (WWZ), or 1.2km from the Lookout Mountain Resource. Oswego is a gold showing with limited historical mining (late 19th and/or early 20th century) and exploration during the early 1990s. The area is cut by the large north-south trending DTF. The DTF is analogous to the Lookout Mountain Fault zone that occurs just west of Timberline’s Lookout Mountain resource. Surface sampling at Oswego has repeatedly returned high-grade gold from the fault zone, where the Eldorado Dolomite is highly silicified, and from the wallrocks on either side. The 2021 drilling was designed to confirm historical drill results and test the downdip continuity of the gold zone.

The Eldorado is an early-Cambrian unit that hosts much of the silver-lead-zinc mineralization that made Eureka famous after its discovery in the early 1860s. The silver-lead-zinc mineralization has been described as carbonate-replacement type deposits (CRD), and it is generally regarded to have formed during the Cretaceous period. The Carlin-type mineralization at Lookout Mountain and the Ruby Hill Mine is interpreted to have formed much later, during the Paleogene period.

Oswego is separated from the Lookout – WWZ trend by the Graben Zone with volcanic rocks at surface and underlain by extensive faulting, potential host rocks for Carlin-type gold, and fine-grained, altered intrusive rocks (see Company news release dated March 24, 2022). This structural corridor includes both Cambrian and Ordovician-age host rocks that Timberline plans to drill test. These rocks include the Dunderberg Shale, the host of Carlin-type mineralization at the WWZ and Lookout Mountain, and the Ninemile Formation (see Figure 3).

Most of the 2021 Oswego drill holes (BHSE-202, 207, and 213 – 217) were positioned west of the fault zone and drilled east at an angle to test the mineralized structure at shallow depths. The logs of the drill cuttings indicate that most of these holes were collared in the Secret Canyon Formation,which consists of platy brown to orange chips of argillaceous material (shale) with a high carbonate content. Drilling progressed through the shale into an apparent faulted contact with the Eldorado Dolomite, which was normally brown to reddish-brown or black, very fine-grained jasperoid (silicified sedimentary rock). The relationship of the fault to the shale and dolomite is complex, but all of the drill holes in this area bottomed in the dolomite.

The gold mineralization at Oswego is most often associated with, or centered upon, the silicified fault (jasperoid). However, some of the highest gold grades occur in altered dolomite or in sediments at the margins of the jasperoid. Drillholes BHSE-213 and -207 tested the southern extent of high gold in surface samples. The shallow gold zone appears to be cut off on the south, and additional mapping and sampling is required to understand the controls of gold in that area. All the drillholes in this area encountered highly anomalous gold (>0.100 g/t) well into the Eldorado Dolomite. None of the drill holes reached sufficient depth to test other favorable host rocks that are interpreted to lie at depth along this structure, such as the Ninemile Formation.

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This drilling clearly confirms a depth extent of gold mineralization beneath the Oswego surface showing. It is also clear now that the control on the gold mineralization extends beyond the fault. There may be cross structures, changes in attitude of the host rocks, or deviation in the drill holes that explain the greater thickness and higher grades in drill holes such as BHSE-213 compared to its neighbors. Timberline geologists will continue to develop the 3D model of the gold-hosting structure and stratigraphy at Oswego. The Company intends to direct a significant component of its 2022 drill program to follow-up on these excellent results at Oswego.

The table below summarizes all the significant intervals reported during the 2021 Oswego drilling.

Table 1 – Summary of Significant Drill Intercepts at the Oswego Target (Cutoff Grade 0.2 g/t)

Hole	Type	Azimuth	Inclination	From (m)	To (m)	Interval* (m)	Gold (g/t)
BHSE-201	RC	0°	-90°	Failed to complete. Terminated in fault zone.
BHSE-202		75°	-65°	141.7	147.8	6.1	1.09
			including	141.7	144.8	3.0	1.88
BHSE-207		60°	-75°	No significant mineralization.
BHSE-208		90°	-70°	Failed to complete. Terminated in fault zone.
BHSE-213		60°	-45°	6.1	41.1	35.1	2.32
			including	7.6	27.4	19.8	3.93
			including	9.1	21.3	12.2	4.61
BHSE-214		80°	-60°	0.0	9.1	9.1	1.72
			and	15.2	27.4	12.2	1.22
BHSE-215		30°	-45°	3.0	16.8	13.7	1.31
			including	9.1	15.2	6.1	2.49
BHSE-216		45°	-45°	22.9	27.4	4.6	0.44
BHSE-217		45°	-65°	No significant mineralization.
* - Drill intercept thickness, true thickness is not yet known. Note: Drilling & sampling conducted in feet and converted to meters for reporting.

The sample recovery during the RC drilling at Oswego was very good, and the gold grades compared well between field duplicates. The drilling at Oswego was primarily above the water table, so there are fewer concerns about the loss of fines or other sampling issues than has been noted at the WWZ.

Timberline expects to complete the reporting of results from its 2021 drilling campaign in the next two weeks. Portions of two core holes from the Water Well Zone and the nearby test of the IP chargeability anomaly are yet to be finalized.

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Table 2 contains detailed location and orientation information for the 2021 Oswego drilling.

Table 2 - Details for 2021 RC Drilling at Oswego Target, Eureka Project

Drillhole	Azimuth	Inclination	Easting (m)*	Northing (m)*	Total Depth (m)
BHSE – 201	0°	-90°	587,365	4,363,070	86.9
BHSE – 202	75°	-65°	587,366	4,363,069	178.3
BHSE – 207	60°	-75°	587,427	4,363,059	114.3
BHSE – 208	90°	-70°	587,202	4,363,134	141.7
BHSE – 213	60°	-45°	587,427	4,363,061	61.0
BHSE – 214	80°	-60°	587,420	4,363,082	45.7
BHSE – 215	30°	-45°	587,419	4,363,083	50.2
BHSE – 216	45°	-45°	587,399	4,363,118	44.2
BHSE – 217	45°	-65°	587,398.5	4,363,118	44.2
* - UTM Zone 11N NAD 83

Sampling Methodology, Chain of Custody, Quality Control and Quality Assurance

Collection of reverse circulation samples was completed under the supervision of a Company representative. Personnel from Timberline or the drilling contractors transported the samples to Timberline’s secure Eureka facility, from which the samples were picked up by personnel from ALS USA Inc. (ALS) for sample preparation in Elko, Nevada or Tucson, Arizona. Quality control was monitored by the insertion of numerous blind certified standard reference materials, field duplicates, and blanks into each sample shipment. Drill samples were assayed by ALS for gold by fire assay of a 30-gram charge with an AA or ICP-ES finish (ALS code Au-AA23). The overlimits for gold samples assaying above 10 g/t were determined by a 30-gram fire assay with gravimetric finish. In addition, gold mineralized samples were submitted for multi-element analysis (33 elements) by four-acid digestion and ICP-ES determination (code ME-ICP61).

According to Timberline instruction, samples assaying above 0.2 g/t gold are also tested for cyanide-soluble gold with the 30-gram Au-AA13 method. This form of analysis is a preliminary indication of the favorability of the sample for gold recovery by cyanide leach. Since the test is performed on a small aliquot of a pulverized sample, it is not a reliable indication of metallurgical recovery.

Steven Osterberg, Ph.D., P.G., Timberline’s Vice President Exploration, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. Dr. Osterberg is not independent of the Company as he is an officer.

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About Timberline Resources

Timberline Resources Corporation is focused on delivering high-grade Carlin-Type gold discoveries at its district-scale Eureka Project in Nevada. The Eureka Property includes the historic Lookout Mountain and Windfall mines in a total property position of approximately 24 square miles (62 square kilometers). The Lookout Mountain Resource was reported in compliance with Canadian NI 43-101 in an Updated Technical Report on the Lookout Mountain Project by Mine Development Associates, Effective March 1, 2013, filed on SEDAR April 12, 2013 (see Cautionary Note to US Investors below).

Resource Category	Tonnage (million short tons)	Grade (oz/ton)	Grade (grams/tonne)	Contained Au (troy oz)
Measured	3.04	0.035	1.2	106,000
Indicated	25.90	0.016	0.6	402,000
Inferred	11.71	0.012	0.41	141,000

The Company is also operator of the Paiute Joint Venture Project with Nevada Gold Mines in the Battle Mountain District. These properties lie on the prolific Battle Mountain-Eureka gold trend. Timberline also controls the Seven Troughs Project in northern Nevada, which is one of the state’s highest-grade former gold producers. Timberline controls over 43 square miles (111 square kilometers) of mineral rights in Nevada. Detailed maps and mineral resources estimates for the Eureka Project and NI 43-101 technical reports for its projects may be viewed at http://timberlineresources.co/.

Timberline is listed on the OTCQB where it trades under the symbol “TLRS” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

On behalf of the Board of Directors,

“Patrick Highsmith”

President and CEO

Tel: 208-664-4859

Cautionary Note to U.S. Investors: The terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource,” as used on Timberline’s website and in its news releases are Canadian mining terms that are defined in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). These Canadian terms are not defined terms under United States Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC by U.S. registered companies. The SEC permits U.S. companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. Accordingly, note that information describing the Company’s “mineral resources” is not directly comparable to information made public by U.S. companies subject to reporting requirements under U.S. securities laws. U.S. investors are urged to consider closely the disclosure in the Company’s Form 10-K which may be secured from the Company, or online at http://www.sec.gov/edgar.shtml.

Forward-looking Statements: Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These include, but are not limited to, statements regarding the advancement of projects, the footprint and continuity of mineralization, the growth of resources, and exploration potential. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend”, “growth opportunity” and “expect” and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to risks involving forward-looking statements include, but are not limited to, changes in the Company’s business and other factors, including risk factors discussed in the Company’s Form 10-K for the year ended September 30, 2021. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accept responsibility for the adequacy or accuracy of this release.

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